UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☐ Preliminary Proxy Statement
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☐ Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

MOVADO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOVADO GROUP, INC.

650 From Road, Ste. 375

Paramus, New Jersey 07652-3556

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 18, 2009

We will hold the 2009 Annual Meeting of Shareholders of Movado Group, Inc. on Thursday, June 18, 2009 at 10:00 a.m., at the Company’s offices located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556 for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting and until their successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending January 31, 2010.

3.	To approve an amendment to, and re-approve the performance-based provisions of, the Company’s Amended and Restated Stock Incentive Plan.

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 20, 2009 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2009 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: May 5, 2009

By order of the Board of Directors

Timothy F. Michno Secretary and General Counsel

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting. Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive shareholder materials electronically will remain in effect until canceled.

MOVADO GROUP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders of Movado Group, Inc. to be held Thursday, June 18, 2009

Some Questions You May Have Regarding This Proxy Statement

What is the purpose of these materials?

The Board of Directors of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2009 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, June 18, 2009 at 10:00 a.m. at the Company’s Paramus, New Jersey offices located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2009 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 8, 2009.

What proposals will be voted on at the Annual Meeting?

The three matters scheduled to be voted on at the Annual Meeting are:

1.	The election of eight directors to serve on the Board;
2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2010; and
3.	The approval of an amendment to, and re-approval of the performance-based provisions of, the Company’s Amended and Restated Stock Incentive Plan.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock on April 20, 2009, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board and has retained Broadridge Investor Communications Solutions, Inc., professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including Broadridge’s fee, which we expect to be approximately $12,000.

What are my voting rights?

Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. On April 20, 2009, there were 17,782,852 shares of Common Stock outstanding and 6,634,319 shares of Class A Common Stock outstanding. A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of the director nominees;
2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for the current fiscal year; and

3.	FOR approval of the amendment to, and re-approval of the performance-based provisions of, the Amended and Restated Stock Incentive Plan.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

•	view proxy materials for the Annual Meeting via the Internet; and
•	instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investor Center and then Annual Report & Proxy Materials.

How do I vote?

If you are a shareholder on the record date, you may vote by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online, by phone or mail in a proxy card, you may still attend the Annual Meeting and vote in person but in that case, only your in-person votes will count. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on April 20, 2009.

Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

•	providing another proxy, using any of the available methods for voting, with a later date;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	voting in person at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Common Stock and Class A Common Stock owned by shareholders on the record date who are present in person or represented by proxy at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining a quorum.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote either way and reports the number of such shares as broker “non-votes.” The election of directors and the ratification of our independent registered public accounting firm are routine matters, and the approval of the amendment to the Amended and Restated Stock Incentive Plan is a non-routine matter.

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2010 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The approval of the amendment to, and re-approval of the performance-based provisions of, the Amended and Restated Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the issue to approve such proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal, assuming a quorum is present. Abstentions will not be counted as votes cast in accordance with New York law. For this reason, abstentions will have no effect on the election of directors or the ratification of the selection of the Company’s independent public accounting firm for fiscal 2010. In contrast, an abstention will have the same effect as a vote cast against the proposal for purposes of approving the amendment to the Amended and Restated Stock Incentive Plan because under the NYSE rules, abstaining is a form of voting on non-routine matters. Broker non-votes will not count as votes cast and, therefore, could prevent the total votes cast on this proposal from representing over 50% in interest of all shares entitled to vote on the proposal, but will not otherwise have an effect on this vote.

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Timothy F. Michno, our General Counsel and corporate Secretary, and to Sallie DeMarsilis, our Chief Financial Officer, to vote on such matters at his or her discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2010.

How can I obtain information about the Company?

A copy of our fiscal 2009 Annual Report is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy of our Annual Report on Form 10-K by visiting our website or by sending a request in writing to Timothy F. Michno, corporate Secretary, at the Company’s address set forth in the Notice.

When are shareholder proposals due for consideration at next year’s annual meeting?

Under the SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2010 Annual Meeting, they must be submitted in writing to our corporate Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 8, 2010. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2010 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2010 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2010 Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of the Company’s Class A Common Stock and the Common Stock beneficially owned as of April 20, 2009 (except as otherwise noted in footnotes 3, 6 and 7) by (i) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

			Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned (1)	Shares of Common Stock Beneficially Owned (1)	Class A Common Stock (1)	Common Stock (1)	Percent of Total Voting Power (1)
Margaret Hayes Adame (2)	-	21,562	-	*	*
Barclays (3)	-	1,442,247	-	8.1%	1.7%
Richard J. Coté (4)	-	1,272,046	-	6.8%	1.5%
Sallie A. DeMarsilis (5)	-	3,334	-	*	*
Dimensional Fund Advisors LP (6)	-	1,235,799	-	6.9%	1.5%
FMR LLC (7)	-	1,342,996	-	7.6%	1.6%
Alexander Grinberg (8)	3,990,806	3,134	60.2%	*	47.4%
Gedalio Grinberg (9)	-	-	-	-	-
Efraim Grinberg (10)	5,771,539	990,237	87.0%	5.3%	69.1%
Alan H. Howard (2)	-	20,624	-	*	*
Richard Isserman (2)	-	4,500	-	*	*
Eugene J. Karpovich	-	14,415	-	*	*
Nathan Leventhal (2)	-	5,062	-	*	*
Timothy F. Michno	-	42	-	*	*
Donald Oresman (2)	3,920	18,000	*	*	*
Miriam Phalen (11)	3,995,330	-	60.2%	-	47.5%
Leonard L. Silverstein (2) (12)	-	110,646	-	*	*
All executive officers and directors as a group (12 persons) (13)	5,775,459	2,460,468	87.1%	12.6%	70.2%

________________

*	Denotes less than one percent

The address for Messrs. Coté, A. Grinberg, E. Grinberg, Howard, Isserman, Karpovich, Leventhal, Michno, Oresman and Silverstein and Ms. Hayes Adame, Ms. DeMarsilis and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

(1)

Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2)

The total number of shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein includes 16,500 shares, and the number reported as beneficially owned by each of Mr. Leventhal and Mr. Isserman includes 4,500 shares, which each has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(3)

On February 5, 2009, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (“Exchange Act”) Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd (collectively “Barclays”) reported beneficial ownership as of December 31, 2008 of 1,442,247 shares of Common Stock. It reported having sole dispositive power as to all and sole voting power as to 1,117,877 of such shares. Barclays reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH England.

(4)

The total number of shares of Common Stock reported as beneficially owned by Mr. Coté includes 846,598 shares which he has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan and 2,200 shares held by a trust for the benefit of his children as to which shares Mr. Coté has shared dispositive power with his spouse who is the trustee with sole voting power.

(5)

The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis consists of shares which she has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(6)

On February 9, 2009, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2008 of 1,235,799 shares of Common Stock, as to all of which it has sole dispositive power. DFA reported having sole voting power as to 1,180,876 of the shares. DFA also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)

On February 17, 2009, in a filing on Schedule 13G under the Exchange Act, FMR LLC, in its capacity as the parent holding company of Fidelity Management & Research Company, reported beneficial ownership as of December 31, 2008 of 1,342,996 shares of Common Stock as to which it has sole dispositive power. FMR LLC reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(8)

The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,655,640 shares owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Mr. A. Grinberg is a limited partner, and 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman. Mr. A. Grinberg has shared voting power with GPLP, Grinberg Group Partners, a Delaware general partnership (“GGP”) which is the general partner of GPLP, Mr. E. Grinberg and Ms. Phalen over the 3,655,640 shares owned by GPLP and shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts.

(9)	Mr. G. Grinberg passed away on January 4, 2009.

(10)

The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg includes an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself. Mr. E. Grinberg is the sole trustee of those trusts and, as such, has sole investment and voting power with respect to the shares held by such trusts. In addition, included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself, and 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew, of which trusts Mr. E. Grinberg is co-trustee with Mr. Andrew Regan and, as co-trustee, has shared investment and voting power with Mr. Regan with respect to the shares of Class A Common Stock held by such trusts. Also included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 399,665 shares held by several trusts for the benefit of Mr. E. Ginberg’s children and the children of his siblings, of which trusts he is sole trustee with sole investment and voting power. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,655,640 shares owned by GPLP. As the managing partner of GGP, Mr. E. Grinberg shares voting and dispositive power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GGP and GPLP. Mr. E. Grinberg shares voting power with respect to such shares with Ms. Phalen and with Mr. A. Grinberg. The total number of shares of Class A Common stock beneficially owned by Mr. E. Grinberg also includes 38,000 shares owned by CAP I Partners L.P., a limited partnership of which CAP I Partners LLC is the general partner. Mr. E. Grinberg, as the managing member of CAP I Partners LLC, has the sole power to vote and dispose of the shares owned by CAP I Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. E. Grinberg includes 10,000 shares of Common Stock held by a charitable remainder trust for which he is a co-trustee together with Mr. Andrew Weiss. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 772,401 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's Stock Incentive Plan. Mr. E. Grinberg disclaims beneficial ownership as to the 954,218 shares of Class A Common Stock held by the trusts for the benefit of his siblings, the 855 shares of Class A Common Stock held by the trust for the benefit of his nephew, the 399,665 shares of Class A Common Stock held by the trusts for the benefit of his children and the children of his siblings and the shares of Class A Common Stock owned by CAP I Partners L.P. except to the extent of his pecuniary interest therein. He also disclaims beneficial ownership of the 10,000 shares of Common Stock held by the charitable remainder trust.

(11)

The total number of shares of Class A Common Stock beneficially owned by Ms. Phalen includes 3,655,640 shares owned by GPLP of which Ms. Phalen is a limited partner, and 84,784 shares owned by trusts for the benefit of Ms. Phalen’s children, of which trusts Ms. Phalen is the sole trustee. Ms. Phalen has shared voting power with GPLP, GGP, Mr. E. Grinberg and Mr. A. Grinberg over the 3,665,640 shares owned by GPLP and sole voting and investment power over the 84,784 shares owned by the trusts.

(12)

The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes 4,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power, and 88,646 shares held by a trust of which Mr. Silverstein is trustee and as to which shares he has sole investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Common Stock held by the Leonard and Elaine Silverstein Family Foundation.

(13)	Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Under the Company's by-laws, the Board of Directors can change the number of directors comprising the entire Board so long as the number is not less than three. The Board currently consists of eight directors. All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company’s by-laws. Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentionswill not be counted for purposes of the election of directors. The Board recommends that shareholders vote FOR the election of the nominees listed below.

Name	Age	Director Since	Position

Margaret Hayes Adame	69	1993	Director

Richard J. Coté	54	2000	Executive Vice President and Chief Operating Officer; Director

Efraim Grinberg	51	1988	President, Chairman of the Board of Directors and Chief Executive Officer; Director

Alan H. Howard	49	1997	Director

Richard Isserman	74	2005	Director

Nathan Leventhal	66	2003	Director

Donald Oresman	83	1981	Director

Leonard L. Silverstein	87	1975	Director

There are no family relationships between any of the Company's directors. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

Ms. Hayes Adame is the President of Fashion Group International, Inc., a non-profit organization working with the fashion industry, which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a Senior Vice President and general merchandise manager at Saks Fifth Avenue, a major retailer. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

Mr. Coté joined the Company in January 2000 as Executive Vice President – Finance and Administration. In May 2001, Mr. Coté was promoted to Executive Vice President - Chief Operating Officer. Prior to joining the Company, Mr. Coté worked for Colgate-Palmolive, a consumer goods company, where, from 1998 to 2000, he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations.

Mr. Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. Grinberg served as the Company’s President and Chief Operating Officer and since October 1995 served as the Company’s President. In May 2001, Mr.Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chairman of the Board. Mr. Grinberg also serves on the board of directors of Lincoln Center for the Performing Arts, Inc., the American Watch Association and the Jeweler’s Fund for Children.

Mr. Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008. In addition, in 2008 he became Managing Partner of S3 Strategic Advisors LLC which provides strategic advice to hedge funds and asset managers. Previously, from July 2006 until July 2007, he was a Managing Director of Greenbriar Equity Group, LLC, a private equity firm focusing on transportation and transportation related investments. Prior to July 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC, an international provider of financial services. He had been with CSFB and its predecessor companies since 1986.

Mr. Isserman was appointed to the Board in June 2005. In his nearly 40 year career with KPMG LLP, Mr. Isserman served as Audit Partner in KPMG’s New York office for 26 years. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. A licensed New York state CPA, Mr. Isserman also serves as the chairman of the corporate compliance committee and a member of the audit committee for Federation Employment and Guidance Services, a social service agency in New York City.

Mr. Leventhal served as Chief of Staff to Mayor John Lindsay, Deputy Mayor to Mayor Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He currently chairs Mayor Bloomberg’s Committee on Appointments and is a Commissioner on the New York City Planning Commission. In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus and Chairman of the Avery Fisher Artist Program. He currently serves on the boards of a number of equity and fixed income mutual funds managed by the Dreyfus Corporation, an investment advisor. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner.

Mr. Oresman was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett, where he is now Of Counsel.

Mr. Silverstein has been engaged in the practice of law at Buchanan Ingersoll & Rooney (formerly Silverstein and Mullens), in Washington, D.C., for over 40 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc. He is an officer of the French Legion of Honor, a former Vice Chairman and currently an active honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, formerly President and currently a director of the National Symphony Orchestra Association, Treasurer of the Madison Council of the Library of Congress and President, French-American Cultural Foundation.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Meetings and Committees

In fiscal 2009, the Board of Directors held 12 meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The Board of Directors has three committees:

•	Audit
•	Compensation
•	Nominating/Corporate Governance.

The members of the committees and their chairs are appointed by the Board annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investor Center”, “Corporate Governance”, “Committee Composition” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder. The current committee membership is as follows:

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Richard Isserman *	Alan H. Howard *	Nathan Leventhal *
Alan H. Howard	Margaret Hayes Adame	Margaret Hayes Adame
Donald Oresman	Donald Oresman	Leonard L. Silverstein
Leonard L. Silverstein
* Committee Chair

Audit Committee

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2009.

The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review with management and the Company’s independent auditors, the Company's annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee held four meetings in fiscal 2009. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee was at all times during fiscal year 2009 comprised entirely of independent directors who at no time were executive officers or employees of the Company. Mr. Silverstein, a member of the committee, is a partner at the law firm of Buchanan Ingersoll & Rooney, P.C. That firm rendered legal services to the Company during fiscal 2009 for which it was paid $30,428. The Board of Directors determined that such relationship was immaterial. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

Nominating/ Corporate Governance Committee

The Nominating/Corporate Governance Committee held one meeting in fiscal 2009. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board and each of its committees.

Identifying and Evaluating Candidates for the Board

In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate’s credentials. In addition, the Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.

Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee. To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;

•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;
•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•

Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above on page 4 under “When are shareholder proposals due for consideration at next year’s annual meeting?”. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investor Center” and then “Corporate Governance”. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print upon the written request of any shareholder.

Director Independence

The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director’s independence:

•

A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company’s consolidated gross revenues; or

•

A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of those two members who are employees of the Company (namely Messrs. E. Grinberg and R. Coté), representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

Executive Sessions of Non-Management Directors

The non-management directors hold regular executive sessions without management at least once each quarter. The chairman of the Nominating/Corporate Governance Committee is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.

Communications with the Board of Directors

Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of the directors to attend each annual meeting of shareholders. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All members of the Board of Directors, except for Mr. G. Grinberg, attended the 2008 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

For detailed information concerning Richard Coté and Efraim Grinberg, see the listing for each under the heading "Election of Directors" above. The names of the other executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five years.

Name	Age	Position

Sallie A. DeMarsilis	44	Chief Financial Officer; Principal Accounting Officer
Eugene J. Karpovich	62	Senior Vice President
Timothy F. Michno	52	Secretary and General Counsel

Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer and Principal Accounting Officer effective March 31, 2008. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a publicly traded global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with AnnTaylor Stores Corporation from November 1994 through December 2004, including Controller and Senior Vice President of Finance. AnnTaylor Stores Corporation is a publicly traded specialty retailer in the United States of women's apparel, shoes and accessories. Ms. DeMarsilis is a certified public accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining AnnTaylor Stores Corporation.

Mr. Karpovich began with the Company in 1998 as Chief Financial Officer for the Movado brand. From 2000 to 2001, he was Vice President, Financial Planning for the Company. He was promoted to Senior Vice President and Chief Financial Officer in October 2001 and, in February 2007, assumed the additional position of Principal Accounting Officer. Effective March 31, 2008, Mr. Karpovich resigned from his position as Chief Financial Officer and Principal Accounting Officer to focus on various corporate worldwide initiatives. Before joining the Company, Mr. Karpovich had been the Chief Financial Officer of the watch company Wittnauer International, Inc., a subsidiary of Westinghouse Electric Corporation, Inc., where he was employed for 23 years.

Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has practiced law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991, he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals relative to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company's other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company's 1996 Stock Incentive Plan which, as amended and restated, was approved by the shareholders in 2004. Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page 20, are referred to as the “named executive officers”.

Compensation Objectives

The fundamental purpose served by every compensation decision made by the Company and approved by the Committee is to attract, retain, motivate and appropriately reward a group of highly qualified individuals who are expected to contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. This is the underlying rationale for all of the Company’s compensation arrangements and is evident in its compensation programs that were in effect during fiscal year 2009. The three most significant elements of compensation used by the Company in fashioning specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long term equity participation. Of these, the variable elements - incentive cash bonuses and equity compensation – are performance-based and, as such, most closely link executives’ interests with those of the Company’s shareholders by rewarding performance meeting or exceeding the established goals. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific annual and long-term strategic goals set by the Company and therefore a significant portion of the total compensation that may be earned by the named executive officers is determined by these variable elements.

Setting Executive Compensation

With the foregoing objectives in mind, the Company targets overall compensation levels for the named executive officers and senior management between the median and the 75th percentile for similar positions. Exceptions to this may occur as dictated by Company performance, the experience level and performance of the individual and market factors. For example, for certain positions that are particularly important for the Company’s ability to achieve its strategic goals and for which the competition for experienced, highly successful executives is especially acute, the Committee targets compensation as high as the 75th percentile.

To assist it in assessing the competitiveness of the Company’s executive compensation programs, the Committee periodically engages the services of independent executive compensation and benefits consulting firms. The last such firm engaged by the Committee was Frederic W. Cook & Co., Inc. (“FW Cook”) in connection with the Committee’s review of compensation for fiscal 2007 and, most recently, its review of the Transition and Retirement Agreement with Mr. G. Grinberg entered into on December 23, 2008 which is described below on page 28 under Severance Agreements. FW Cook has not received professional fees from the Company other than in connection with advising the Committee on executive and independent director compensation matters.

As part of its analysis of the Company’s fiscal 2007 compensation, FW Cook compared base salary levels, annual cash bonuses and long-term incentive awards paid by the Company to the named executive officers in fiscal 2005 and 2006 to data available from the following peer group of publicly-traded consumer products companies which, at the time, were similar in size to the Company in terms of revenue, total employees and market capitalization:

• Finlay Enterprises, Inc.	• Kenneth Cole Productions, Inc.	• Steven Madden, Ltd.
• Fossil, Inc.	• K-Swiss, Inc.	• Tandy Brands Accessories, Inc.
• Guess?, Inc.	• Oakley, Inc.
• Hartmarx Corp.	• Perry Ellis International, Inc.

The Committee periodically reviews and updates the relevant peer group of companies against which it believes the Company competes for talent but does not rely solely or even primarily on available compensation data only from these companies because the Committee believes that the Company competes with these and many other, larger companies for top executive-level talent. Accordingly the Committee considers compensation trends and practices prevailing generally in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.

Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to variable incentive compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews all information made available to it from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation. In approving compensation for the CEO and the other named executive officers for fiscal 2009, the Committee considered survey data obtained by the Company’s Senior Vice President of Human Resources from Mercer Human Resources Consulting and several other publicly available sources.

The Committee makes all compensation decisions in respect of the compensation awarded to the CEO. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO and the Chief Operating Officer (“COO”), including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also takes into account total compensation earned by and awarded to the named executive officers for the prior three years.

Fiscal 2009 Executive Compensation Components

For the fiscal year ended January 31, 2009, the principal components of compensation for the named executive officers were:

•	base salary;
•	performance-based annual cash compensation;
•	long-term equity incentive compensation;
•	retirement and other post-employment benefits; and
•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual's background, training, experience and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:

•	market data with respect to average merit and cost of living increases for similar positions;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.

For the fiscal year ending January 31, 2009, the Committee approved management’s recommendation in March 2008, based on the worsening general economic conditions in the United States at the time, not to increase the base salaries of any of the named executive officers or of any US-based employee with an annual base salary exceeding $300,000 and to limit merit increases for US-based employees with annual base salaries of between $100,000 and $300,000 to 2% and for those with annual base salaries of less than $100,000 to not more than 3%.

Performance-Based Annual Cash Compensation

The Company has two plans under which it provides its named executive officers, other executives and key management level employees annual performance-based opportunities for cash bonuses: the Movado Group, Inc. Executive Performance Plan (the “EPP”) in which only the named executive officers participate (with the exception of Gedalio Grinberg, who did not participate in any cash incentive plan), and the Annual Incentive Compensation Plan, in which the remaining bonus-eligible employees (except the named executive officers) participate. Both plans are designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.

Under the EPP and consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), within 90 days after the beginning of each fiscal year the Committee establishes target and maximum cash incentive levels for the named executive officers that are expressed as a percentage of their respective base salaries. At the same time it sets cash incentive targets, the Committee also establishes an earnings per share objective that must be met before any cash incentive payments can be made under the EPP to any of the named executive officers.

For fiscal 2009, the Committee set the target cash incentive payments for each of the CEO and COO at 75% of their respective base salaries; set the target payments for Mr. Karpovich and for Ms. DeMarsilis at 50% and set the target payment for Mr. Michno at 30% of their respective base salaries. In addition, the Committee established the maximum cash incentives payable under the EPP to any of the named executive officers at 150% of their target cash incentive amounts. The EPP provides that total cash incentives payable thereunder to all the named executive officers in any year may not exceed $5 million. Please see the Grants of Plan-Based Awards Table for the target and maximum cash incentive awards payable to each of the named executive officers in respect of fiscal 2009.

No cash incentives are paid to any of the named executive officers under the EPP unless the threshold earnings per share objective for the year, as determined by the Committee in or before each April, is achieved. For fiscal 2009, the earnings per share goal under the EPP was set at $1.25. The Company did not achieve the threshold earnings per share goal under the EPP for fiscal 2009 so no bonuses under the EPP were paid to any of the named executive officers.

If the Company does achieve the earnings per share goal set by the Committee under the EPP, the Committee then assesses the Company’s overall financial performance and the named executive officers’ individual performance in exercising its discretion to determine the cash incentive actually paid to any of them under the EPP, which may not, in any event, exceed the maximum set at the beginning of the year. To assess corporate performance for the fiscal year, the Committee considers the extent to which the Company met the criteria for funding the bonus pool under the Annual Incentive Compensation Plan and the other criteria for measuring corporate performance that are established as financial targets under the Annual Incentive Compensation Plan as part of the annual budgeting process and approved by the Committee at the beginning of each fiscal year.

In fiscal 2009, the Annual Incentive Compensation Plan provided for 100% funding of the bonus pool if the Company achieved earnings per share (“EPS”) of $1.80 and return on capital employed (“ROCE”) of 11.8% for the year, adjusting as the Committee deems appropriate for unusual and non-recurring items. The calculation for ROCE is operating margin times asset turnover, where operating margin is operating income ÷ sales, and asset turnover is sales ÷ capital employed. As in the prior year, these two funding criteria were weighted 75% for EPS and 25% for ROCE and were aligned with the Company’s financial objectives for the fiscal year. If the EPS goal and the ROCE goal are both met, the bonus pool is 100% funded. If either goal is exceeded, bonus pool funding based on that exceeded goal is increased up to a maximum of 150% of target funding, as illustrated in the following table.

Goal Achieved (%)	Pool Funding (%)
125	150
110	120
105	110
100	100

If either of these two funding goals is not met, the Annual Incentive Compensation Plan provides that any funding of the bonus pool based on that goal is within the discretion of the Committee. Neither funding goal was met in fiscal 2009, so the Committee determined not to fund the bonus pool. Accordingly no bonus was paid to any employee in respect of fiscal 2009 under the Annual Incentive Compensation Plan.

If the bonus pool is funded, the Committee considers the extent to which the other financial criteria under the Annual Incentive Compensation Plan have been met in determining the cash incentive amount, if any, to pay to each named executive officer under the EPP. The Committee has the discretion to decrease or eliminate, but not to increase, the maximum cash incentive payable to each named executive officer under the EPP. In fiscal 2009, the Committee approved the following corporate performance criteria under the Annual Incentive Compensation Plan:

•	Net Sales: $575 million;
•	Operating Expenses: $305 million;
•	Gross Margin (%): 64.7%;
•	Net Income: $49.4 million;
•	Operating Cash Flow: $49.4 million; and
•	Inventory and accounts receivable: $300 million.

The Committee approved these measures and the level at which each was set to ensure an appropriate focus on growth and profitability consistent with the Company’s strategic plan. Each measure was set at a level requiring the successful execution of a number of initiatives to increase efficiency, reduce costs and continue to grow sales in the Company’s brands and business units. The relationship to prior year actual results varied by individual financial target.

Due to the fact that, as noted above, the bonus pool was not funded because of the Company’s failure to achieve either the EPS or the ROCE goals for fiscal 2009, none of the foregoing criteria was considered by the Committee in respect of fiscal 2009.

Long-Term Equity Incentive Compensation

Stock Incentive Plan

Stock ownership is a key element of the Company's compensation program for the named executive officers, senior management generally, as well as mid level managers throughout the Company. Under the Company's 1996 Stock Incentive Plan, which was amended, restated and approved by the shareholders in 2004 (as amended effective January 1, 2008 and as further amended April 7, 2009, subject to shareholder approval, the "Stock Plan"), the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

Most grants under the Stock Plan were in the form of stock options until March 2003. At that time, the Committee decided to utilize primarily time-vesting stock awards for most grants (pursuant to which, unrestricted shares of Common Stock are issued to the grantee when the award vests) and to use stock options primarily for grants to certain newly hired and/or newly promoted employees and to the CEO and the COO. The Committee believes that for the CEO and the COO stock options are an effective means to closely tie individual performance directly to the Company’s stock price performance, because stock options will have no value unless the Company’s share price has increased from the date of grant (unlike stock awards, which will have some value upon vesting even if the price of the Company’s stock has declined since the date of grant). Option grants to the CEO and COO last year are reflected on the Summary Compensation Table on page 20 and the Grants of Plan Based Awards Table on page 22. Newly hired and promoted employees who receive options are granted them by the Committee either prospectively, effective on the specified date of their hire or the date of their promotion, or after their hiring or promotion on the next regularly scheduled meeting date of the Committee.

Beginning in fiscal 2007, the Committee decided to limit the grant of annual, time-vesting stock awards exclusively to the Company’s middle management and, except to reward specific, especially notable performance or in connection with promotions, to no longer grant such awards to the Company’s senior executives. Instead, the named executive officers and other senior executives are typically granted annual performance-based awards under the long-term incentive plan (“LTIP”) component under the Stock Plan. The Committee took this action because it believes that performance-based awards are a more effective means to focus executives’ efforts on the achievement of specific financial objectives. The LTIP is discussed below.

Normally, the Committee makes annual grants under the Stock Plan to the named executive officers and senior management within 30 days after the release of the Company’s fourth quarter and year-end earnings and generally grants annual time-vesting stock awards to the other Stock Plan participants at its regularly scheduled meeting each March when it reviews prior year corporate performance and considers compensation levels for the new year. Considering the Company’s overall performance in fiscal 2009 and economic conditions generally, the Committee made no grants under the Stock Plan in March 2009, nor has it yet made any determination as to any grants that it may make under the Stock Plan in the near future. The last grants made by the Committee under the Stock Plan were in April 2008 to the named executive officers, with the exception of Mr. G. Grinberg, as set forth on the Grants of Plan-Based Awards Table below, and to the other Stock Plan participants.

Historically, the number of stock options, stock awards and LTIP awards granted to Stock Plan participants each year has been designed to deliver relatively consistent value on a year-to-year basis. Therefore, the number of shares subject to awards is adjusted each year based primarily on changes in the Company’s stock price. In determining award levels, the Committee has also looked to data relating to peer group companies and general market data obtained by the Company’s Human Resources department (see “Setting Executive Compensation” above). Award levels vary among participants and generally reflect the position held by the grantee, contributions made by the person in the prior fiscal year as well as expectations of future contributions. The Committee considers adjustments to award levels when appropriate based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to the Company, or other factors. In determining equity grant amounts for certain newly hired employees, the Committee may also take into account any equity compensation that the individual is forfeiting from his or her former position.

Options, time-vesting stock grants and performance-based awards are designed to retain executive officers and management level employees by generally vesting either entirely on the third anniversary of the grant date (in the case of stock grants), incrementally over three years from the grant date (in the case of options) or upon the achievement of a predetermined performance goal after a specified period of time (i.e., three years) in the case of LTIP awards. All of these equity awards are designed to encourage recipients to focus on enhancing shareholder value over the long term by directly aligning the grantee’s financial interests with the interests of the Company’s shareholders. All options granted under the Stock Plan have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the grant date.

Long-Term Incentive Plan

Under the LTIP that was initially adopted in fiscal 2007, key employees of the Company (currently approximately 40 executives worldwide) have been granted “Performance Share Units" by the Committee for each of the three-year performance periods ending January 31, 2009, January 31, 2010 and January 31, 2011. Each Performance Share Unit represents the right to receive a share of Common Stock if the predetermined performance goal is satisfied in the applicable three-year period (“Award Period”). Under the LTIP, Performance Share Units vest based upon the Company's achievement of a specified operating margin (calculated as operating profit ÷ net sales), adjusted to exclude the impact of acquisitions and divestitures, for the final fiscal year in the Award Period (the "Performance Goal"). The Committee established operating margin as the Performance Goal to support the Company’s strategic plan of increasing profitability.

The objectives of the LTIP are to:

•	link compensation directly to the achievement of specific corporate goals, namely improvement of operating margin;
•	utilize best competitive practices in executive compensation to attract, retain and motivate key employees; and
•	enhance the connection between the Company’s operating performance, creation of shareholder value and long-term executive compensation.

The actual number of shares of Common Stock earned by a participant is based on the Company's actual performance at the end of the Award Period relative to the Performance Goal and can range from 0% to 150% of the target award. No participant receives any Performance Share Units unless at least 89.5% of the Performance Goal (threshold performance) is achieved. Depending on the extent to which the Performance Goal is achieved, up to 50% of the shares of Common Stock equal to the target award will be distributed within 75 days after the completion of the Award Period and the remainder of the earned shares will be distributed on the second anniversary of the completion of the Award Period. Participants must be employed at the completion of the Award Period to receive any shares. The amount deferred to the second anniversary is subject to forfeiture only in the event of the participant's voluntary resignation or termination of the participant's employment for cause. A pro-rata payout will be made for "retirement" (as defined in the LTIP), permanent disability (as determined by the Committee) or death occurring during the Award Period based on actual performance at the end of the Award Period. The Committee retains the right, in its discretion, to modify, cancel or suspend the LTIP and to make exceptions to any of the provisions of the LTIP on a case-by-case basis.

The Performance Goal for the Award Period ending January 31, 2009 was set at an operating margin of 11.50%. The Company’s actual operating margin for fiscal 2009 was less than 89.5% of that Performance Goal so no Performance Share Units were earned by any LTIP participant in respect of fiscal 2009.

For further discussion of dividend rights and vesting of the Performance Share Units in the event of a change in control, see the discussion following the Grants of Plan-Based Awards Table below. LTIP grants to the named executive officers in fiscal 2009 are reflected in the Summary Compensation Table on page 20 and the Grants of Plan-Based Awards Table on page 22.

Retirement and Other Post Employment Benefits

401(k) Plan

All employees in the United States including the named executive officers are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”). In addition, the named executive officers as well as certain other executives selected by the Committee are eligible to participate in the Deferred Compensation Plan for Executives.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan for Executives (“DCP”) was originally adopted effective June 1, 1995, and was approved by the Company’s shareholders on June 14, 1996. It was amended at the annual shareholders meeting in 2004 to extend its term through June 17, 2014 and was further amended and restated effective January 1, 2008 to reflect Section 409A of the Code. The plan is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices to attract and retain the talent needed in the Company. Under the DCP, participants may defer all or any portion of their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “group I” participants) or 5% (for “group II” participants) of the participant’s base salary. Of the named executive officers, Mr. E. Grinberg and Mr. Coté are group I participants and Mr. G. Grinberg was a group I participant. Messrs. Karpovich and Michno and Ms. DeMarsilis are group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to Common Stock vesting ratably in annual installments over five years. On December 18, 2008 the Board of Directors authorized the Company to suspend all matching contributions under the DCP for calendar year 2009 and, accordingly, the Company is no longer making any matching contributions under the DCP for the current calendar year. It is the Company’s intention to resume making matching contributions under the DCP in calendar 2010 if economic conditions permit. The DCP also permits the Company to make discretionary contributions to any participant’s DCP account.

Participants may direct the investment of amounts in their DCP accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. Those funds and their returns for fiscal 2009 are shown and further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” on page 25.

Severance Agreements

The Company has severance agreements with Mr. Coté, Mr. Karpovich and Mr. Michno in order to prohibit them from working in the watch or jewelry business for six months after the termination of their employment for any reason and to prevent them from soliciting Company employees for 12 months thereafter. Under the agreement with Mr. Coté, he will continue to be paid his then current base salary for 24 months after the termination of his employment following a change in control unless termination was by the Company for cause (or as a result of his death or disability) or was voluntary by Mr. Coté without good reason. Under their respective agreements, Mr. Karpovich and Mr. Michno will each continue to be paid their then current base salary plus costs for COBRA coverage for up to 12 months if the Company terminates their employment without cause.

In addition, on December 23, 2008 the Company entered into a Transition and Retirement Agreement with Mr. G. Grinberg under which he was to retire as Chairman of the Board on January 31, 2009 and would have received an annual severance payment of $600,000 for fiscal 2010 and $500,000 annually thereafter. Mr. G. Grinberg passed away on January 4, 2009 and, under the agreement, those benefits are payable to his surviving spouse.

For a detailed description of the agreements between the Company and each of Messrs. Coté, Karpovich, Michno and G. Grinberg, please refer to the discussion under the heading “Severance Agreements” on page 27.

Perquisites and Other Personal Benefits

As part of providing a competitive executive compensation program, the Company provides to the CEO and the COO, and provided to Mr. G. Grinberg when he served as Chairman of the Board, certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to these named executive officers.

The Company reimburses the CEO and COO for certain automobile-related expenses incurred by them in connection with their commuting to the Company’s offices.

The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company. The Company also purchased life insurance policies insuring the former Chairman, Mr. G. Grinberg, who passed away on January 4, 2009. Under the arrangement with the former Chairman, the Company was the beneficiary under certain of the policies and other persons were beneficiaries under the remaining policies. The Company recognized a $681,000 pre-tax gain as of January 31, 2009 from the proceeds of that insurance.

Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2009, are included in column (i) of the Summary Compensation Table on page 20.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to the chief executive officer and the three other highest paid executives (other than our chief financial officer) unless the compensation meets certain requirements relating to performance-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that may not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2009.

THE COMPENSATION COMMITTEE

Alan H. Howard, Chairman	Donald Oresman
Margaret Hayes Adame	Leonard L. Silverstein

SUMMARY COMPENSATION TABLE FOR FISCAL 2009

The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2009 by the Company to the CEO, the Chief Financial Officer (the “CFO”) and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2009. In addition, compensation information is provided for Mr. G. Grinberg, whose compensation would have placed him in the top three most highly compensated executive officers of the Company in fiscal 2009 except for the fact that he was not serving as an executive officer on January 31, 2009. The foregoing individuals are referred to in this proxy statement as the “named executive officers”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Efraim Grinberg, President and Chief Executive Officer	2009 2008 2007	950,000 949,734 941,346	- - -	(257,880) 265,186 97,013	450,826 508,867 342,989	- 425,500 675,000	- - -	154,374 (4) 157,280 148,588	1,297,320 2,306,567 2,204,936
Sallie A. DeMarsilis, Chief Financial Officer	2009	425,000	-	100,736	22,906	-	-	54,815 (5)	603,457
Eugene J. Karpovich Senior Vice President (former Chief Financial Officer)	2009 2008 2007	300,000 295,673 270,674	- - -	(46,541) 82,529 65,854	615 23,895 19,530	- 100,000 131,000	- - -	25,000 (6) 24,712 22,500	279,074 526,809 509,558
Gedalio Grinberg (former Chairman of the Board)	2009 2008 2007	612,500 650,000 650,000	- - -	- - -	- - -	- - -	- - -	257,837 (7) 585,996 492,625	870,337 1,235,996 1,142,625
Richard Coté, Executive Vice President, Chief Operating Officer	2009 2008 2007	575,000 574,999 566,346	- - -	(178,867) 281,777 231,893	266,416 278,277 178,750	- 259,000 410,000	- - -	74,162 (8) 74,104 70,501	736,711 1,468,157 1,457,490
Timothy F. Michno Secretary and General Counsel	2009 2008 2007	312,000 309,462 295,672	- - -	(16,869) 35,798 23,435	1,515 31,860 26,040	- 56,000 90,000	- - -	25,000 (9) 24,862 23,150	321,646 457,982 458,297

(1)

Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) plan. Amounts deferred to the DCP are also shown in the Nonqualified Deferred Compensation Table.

(2)

Amounts shown do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended January 31, 2009 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (“FAS 123(R)”), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2009. See Notes 1 and 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 regarding the assumptions underlying the valuation of equity awards. The amount shown as the dollar value of the stock awards granted to each of Messrs. E. Grinberg, Karpovich, Coté and Michno in fiscal 2009 is a negative number because the Company reversed the previously reported expenses associated with the Performance Share Units that were granted under the LTIP in May 2006 and April 2007. As of January 31, 2009 the May 2006 awards were forfeited and achievement of the Performance Goal that was a condition to the April 2007 awards was determined to be no longer probable.

(3)

Annual incentive payments for the named executive officers under the EPP. No annual incentive payments were made under the EPP in respect of fiscal 2009. See “Fiscal 2009 Executive Compensation Components – Performance-Based Annual Cash Compensation” on page 15.

(4)

Includes a taxable car allowance and automobile insurance reimbursement of $24,903 and reimbursement of automobile fuel expenses. Includes $31,271 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company's 401(k) Plan and a matching cash contribution of $75,840 and a non-cash contribution of 1,220.01 phantom stock units valued at $18,960 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2009 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation Table, below.

(5)

Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Also includes a $3,400 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan and a matching cash contribution of $15,692 and a non-cash contribution of 247.44 phantom stock units valued at $3,923 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2009 to her account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation Table, below.

(6)

Includes a taxable car allowance of $6,600. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Karpovich under the Company’s 401(k) Plan and a matching cash contribution of $12,000 and a non-cash contribution of 193.30 phantom stock units valued at $3,000 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2009 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation Table, below.

(7)

Includes $193,187 in premiums paid in respect of certain life insurance policies and one travel accident policy purchased for Mr. G. Grinberg by the Company. Under his arrangement with the Company, Mr. G. Grinberg was entitled to the cash surrender value under certain of these policies and his beneficiary was entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company for the account of Mr. G. Grinberg under the Company's 401(k) Plan and a matching cash contribution of $49,000 and a non-cash contribution of 837.66 phantom stock units valued at $12,250 (based on the closing prices of the Company’s Common Stock on the grant dates) made by the Company for fiscal 2009 to Mr. G. Grinberg’s account pursuant to the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation Table, below.

(8)

Includes a taxable car allowance and automobile insurance reimbursement of $13,262 and reimbursement of automobile fuel expenses. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Coté under the Company’s 401(k) Plan and a matching cash contribution of $46,000 and a non-cash contribution of 579.71 phantom stock units valued at $11,500 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2009 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation Table, below.

(9)

Includes a taxable car allowance of $6,000. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Michno under the Company's 401(k) Plan and a matching cash contribution of $12,480 and a non-cash contribution of 259.37 phantom stock units valued at $3,120 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2009 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation Table, below.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Efraim Grinberg	04/28/08 04/28/08	-	712,500	1,068,750	13,500	27,000	40,500	58,000	22.04	595,080 496,480
Sallie DeMarsilis	04/28/08	-	212,500	318,750	2,750	5,500	8,250			121,220
Eugene Karpovich	04/28/08	-	150,000	225,000	2,750	5,500	8,250			121,220
Gedalio Grinberg (5)	-	-	-	-	-	-	-	-	-	-
Richard Coté	04/28/08 04/28/08	-	431,250	646,875	10,250	20,500	30,750	35,000	22.04	451,820 299,600
Timothy Michno	04/28/08	-	93,600	140,400	1,800	3,600	5,400			79,344

(1)

Includes annual cash incentive opportunities for the named executive officers in fiscal 2009 under the Company’s EPP. See “Fiscal 2009 Executive Compensation Components – Performance Based Annual Cash Compensation” on page 15. There is no threshold performance level under the EPP.

(2)

Reflects Performance Share Units, each of which represents the right to receive a share of Common Stock if the predetermined performance goal under the Company’s LTIP is met in fiscal 2011. The LTIP is discussed on page 17 under “Fiscal 2009 Executive Compensation Components – Long-Term Equity Incentive Compensation”. See also the discussion following this table for more information regarding the Performance Share Units.

(3)

The options granted to Mr. E. Grinberg and to Mr. Coté in fiscal 2009 vest in equal increments over three years beginning on the first anniversary of the grant date, subject to continued employment, and expire on the tenth anniversary of the grant date.

(4)

The amounts in column (l) represent the grant date fair value of each stock option award ($8.56/share) and the grant date fair value of the Performance Share Unit awards ($22.04/share) based on target level performance under the LTIP, computed in accordance with SFAS 123(R).

(5)	Mr. G. Grinberg was not a participant in any of the Company’s incentive plans in fiscal 2009.

Each Performance Share Unit, reflected in columns (f), (g) and (h) in the Grants of Plan-Based Awards Table above, is credited with dividend equivalents equal to the dividends paid on one share of Common Stock during the three-year Award Period and the subsequent two-year mandatory deferral period. Dividend equivalents are in the form of phantom stock units, with each unit representing one share of Common Stock. The number of shares of Common Stock underlying the phantom stock units will be distributed at the same time as the distribution of earned shares in respect of the Performance Share Units.

Upon the occurrence of a "Change in Control" (as defined in the Stock Plan), all or a portion of the Performance Share Units awarded will be converted on a one-for-one basis to time-vesting phantom stock units without pro-ration based on the chart below, which will vest at the end of the Award Period. Upon vesting, one share of Common Stock will be distributed for each phantom stock unit not previously forfeited. The number of Performance Share Units that are converted into time-vesting phantom stock units depends on the time during an Award Period when the Change in Control occurs as follows:

Time of the Change in Control	Shares Converted Based on:
Months 1 through 12	Threshold performance (89.5%)
Months 13 through 24	Target performance (100%)
Months 25 through 36	Actual performance to date

If a participant's employment is terminated without cause within 24 months after the Change in Control, any unvested phantom stock units will become immediately vested and payable.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercisced Options (#) Unexercisable (1)	Equity Incentiv Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)($)
Efraim Grinberg	303,898 94,962 177,542 100,000 33,334 13,333 -	16,666 26,667 58,000	-	15.02 15.57 18.48 18.34 18.41 32.92 22.04	3/16/11 3/16/11 3/16/11 3/22/15 5/31/16 4/30/17 4/28/18	-	-	22,875	175,680
Sallie DeMarsilis	3,334	6,666	-	23.77	1/07/18	12,000	92,160	2,750	21,120
Eugene Karpovich	-	5,000	-	14.05	8/27/14	-	-	4,625	35,520
Richard Coté	400,000 60,000 173,882 105,050 50,000 20,000 8,000 -	10,000 16,000 35,000	-	10.50 4.25 15.57 18.47 18.34 18.41 32.92 22.04	1/06/10 5/17/10 3/16/11 3/16/11 3/22/15 5/31/16 4/30/17 4/28/18	-	-	17,125	131,520
Gedalio Grinberg	-	-	-	-	-	-	-	-	-
Timothy Michno	-	6,666	-	14.05	8/27/14	-	-	3,050	23,424

(1)

The following table lists the vesting dates (assuming continued employment on such dates) and the number of the underlying shares vesting on such dates for all unexercisable stock options based on their corresponding exercise price:

Name	Exercise Price ($/share)	Vesting Date	Shares (#)
Efraim Grinberg	18.41 32.92 32.92 22.04 22.04 22.04	5/31/09 4/30/09 4/30/10 4/28/09 4/28/10 4/28/11	16,666 13,333 13,334 19,333 19,333 19,334
Sallie DeMarsilis	23.77 23.77	1/07/10 1/07/11	3,333 3,333
Eugene Karpovich	14.05	8/27/09	5,000
Richard Coté	18.41 32.92 32.92 22.04 22.04 22.04	5/31/09 4/30/09 4/30/10 4/28/09 4/28/10 4/28/11	10,000 8,000 8,000 11,666 11,666 11,667
Timothy Michno	14.05	8/27/09	6,666

(2)

Represents unvested stock awards granted under the Company’s Stock Plan which is discussed on page 16 under “Fiscal 2009 Executive Compensation Components – Long-Term Equity Incentive Compensation”. The awards vest on January 7, 2011.

(3)

The number reported in column (i) and the value reported in column (j) reflect Performance Share Units, each of which represents the right to receive a share of Common Stock if the applicable predetermined performance goal under the Company’s LTIP is met in fiscal 2010 (with respect to 9,375, 1,875, 6,875 and 1,250 units held by Messrs. E. Grinberg, Karpovich, Coté and Michno, respectively) and in fiscal 2011 (with respect to 13,500, 2,750, 2,750, 10,250 and 1,800 units held by Mr. E. Grinberg, Ms. DeMarsilis and Messrs. Karpovich, Coté and Michno, respectively). The number of Performance Share Units scheduled to vest in each of fiscal 2010 and fiscal 2011 is based on threshold performance. The LTIP is discussed on page 17 under “Fiscal 2009 Executive Compensation Components – Long-Term Equity Incentive Compensation”.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Efraim Grinberg	100,000	1,122,500	-	-
Sallie DeMarsilis	-	-	-	-
Eugene Karpovich	32,225	268,790	3,500	67,655
Gedalio Grinberg	-	-	-	-
Richard Coté	-	-	10,000	193,300
Timothy Michno	6,667	59,799	1,200	23,196

(1)

For Mr. E. Grinberg, who took delivery of the underlying shares represented by the option, net of shares that were withheld to pay for taxes, this amount represents the difference between the market price of the Common Stock on the date of option exercise and the exercise price of the option. For Mr. Karpovich and Mr. Michno, both of whom sold the shares immediately upon acquiring them, the amounts represent the difference between the sale price of the shares and the exercise price of the options.

(2)	Values represent the mathematical product resulting from multiplying the number of shares vesting by the market price of the shares ($19.33) on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s DCP, participants may defer all or any portion of their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the salary deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in group I or group II, as defined in the DCP). Of the named executive officers, Mr. E. Grinberg and Mr. Coté are, and Mr. G. Grinberg was, in group I and Ms. DeMarsilis and Messrs. Karpovich and Michno are in group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, vesting ratably in annual installments over five years, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. The table below shows the funds available under the DCP and their annual rate of return for fiscal 2009 as reported by the plan administrator.

Name of Fund	Rate of Return (%)
American Funds EuroPacific Growth-R4	-41.44
American Funds Growth Fund of America- R4	-38.89
Columbia Mid Cap Value-Z	-42.51
Davis New York Venture-A	-43.22
First Eagle Overseas-A	-21.15
JPMorgan Equity Index-Select	-38.63
JPMorgan Intrepid Value-Select	-40.28
JPMorgan US Real Estate-Select	-51.81
Lazard Emerging Market-Open	-49.77
Oppenheimer Main Street Small Cap-A	-41.03
RiverSource Mid Cap Value-R4	-45.71
T Rowe Price Growth Stock-Adv	-37.76
American Beacon Balanced- Plan Ahead	-29.26
JPMorgan SmartRetirement 2010-Select	-22.15
JPMorgan SmartRetirement-2015-Select	-26.79
JPMorgan SmartReturement2020-Select	-30.03
JPMorgan SmartRetirement 2030-Select	-35.12
JPMorgan SmartRetirement 2040-Select	-36.13
JPMorgan SmartRetirement Income-Select	-18.17
JPMorgan Prime Money Market-Morgan	2.32
JPMorgan High Yield Bond-A	-16.74
PIMCO Total Return-Admin	1.85

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant whose employment terminates for other reasons forfeits unvested amounts. If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.

Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Any subsequent election by a participant to delay payment under the DCP is only permitted if the new payment election does not take effect until at least 12 months after the date on which the new election is made and the new payment election delays payment for at least five years. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4) or do not exceed 200% of the lesser of (a) the Participant’s annualized compensation from the Company in the year prior to the year in which his or her separation from service occurs or (b) the maximum amount of compensation that may be taken into account under a tax qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the participant’s separation from service occurs. In the event that an exception to the six month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2009.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2009

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($) (2)
Efraim Grinberg	94,800	94,800	(858,572)	0	2,040,369
Sallie DeMarsilis	49,967	19,615	(1,357)	0	68,879
Eugene Karpovich	15,000	15,000	(24,672)	0	260,966
Gedalio Grinberg	61,250	61,250	(700,777)	0	2,639,742
Richard Coté	249,627	57,500	(1,310,160)	0	1,929,279
Timothy Michno	15,600	15,600	(159,515)	0	222,605

(1)

The amounts reported in columns (b) and (c) are also reported as compensation to the named executive officer in column (i) of the Summary Compensation Table on page 20. The Company’s matching contribution to each named executive officer consisted of cash and phantom stock units, each representing the right to one share of Common Stock, in the amounts and values as follows. Share values are based on the closing prices of the Common Stock on the grant dates.

Name	Cash Contribution ($)	Non-Cash Contribution (# share units)	Value of Share Units ($)
Efraim Grinberg	75,840	1,220.01	18,960
Sallie DeMarsilis	15,692	247.44	3,923
Eugene Karpovich	12,000	193.30	3,000
Gedalio Grinberg	49,000	837.66	12,250
Richard Coté	46,000	579.71	11,500
Timothy Michno	12,480	259.37	3,120

(2)	The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

None of the named executive officers have employment agreements. The Company has entered into severance agreements with Messrs. Coté, Karpovich, Michno and G. Grinberg, which are described below. In addition, the DCP and the Stock Plan provide for accelerated vesting, respectively, of Company matching contributions and of equity compensation (stock options and stock awards) in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.

Severance Agreements

Mr. Coté’s agreement provides for the continuation of his then applicable annual base salary, paid bi-weekly for 24 months following the termination of his employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company’s then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death or disability, or is by the Company for cause or is by Mr. Coté other than because of an “adverse change” in the conditions of his employment. Mr. Coté’s agreement defines such an adverse change as any of the following by the Company:

•	altering his duties or responsibilities so that his position becomes one of substantially less importance, dignity or scope;
•	reducing his base salary;
•

discontinuing his participation in any compensation or benefit plan in which (and on at least as favorable a basis as) he was participating before the change in control or barring him from participating in any other plan that may be adopted in which other key employees are entitled to participate;

•	requiring that he be based more than 50 miles from the principal office location where he worked before the change in control.

“Cause” is defined as gross negligence or willful misconduct that has resulted in or is likely to result in material economic damage to the Company. The agreement also obligates Mr. Coté to keep confidential and to not use any confidential information pertaining to the Company obtained by him in the course of his employment.

If there had been a change in control of the Company on January 31, 2009, and Mr. Coté’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of $575,000, paid in bi-weekly installments through January 31, 2011.

Mr. Karpovich and Mr. Michno each have a severance agreement with the Company providing that, although each is employed at will, he will be entitled to receive severance payments in the form of salary continuation upon termination of his employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The employee will also be entitled to post-termination medical benefit coverage continuation under COBRA for the 12 month severance period or, if shorter, until becoming eligible for Medicare or accepting employment with another employer which provides medical benefits. The agreements also contain a non-competition clause which proscribes employment in the watch or jewelry industry for six months after termination of employment with the Company, a twelve month non-solicitation clause and a confidentiality provision. If the Company had terminated the employment of Mr. Karpovich and Mr. Michno without cause on January 31, 2009, then they would have been entitled to receive, respectively, $300,000 and $312,000 in severance paid in bi-weekly installments through January 31, 2010. Each of them also would have been entitled to maximum COBRA benefits, valued at

$9,629 for Mr. Karpovich and $20,391 for Mr. Michno, representing total maximum COBRA payments the Company would be obligated to make for each of them through January 31, 2010.

Under a Death and Disability Benefit Plan agreement with Mr. G. Grinberg, dated September 23, 1994 (the “Prior Agreement”), in the event of Mr. G. Grinberg's death or disability while employed by the Company, the Company was obligated to pay to his spouse, if she was then living, an annual benefit equal, as of fiscal 2009, to $395,845 (increased October 1 each year by an amount equal to two percent of the benefit that would have been payable in the prior year). The Prior Agreement provided that benefits were payable for the lesser of 10 years or the life of Mr. G. Grinberg's spouse, and were payable only from the general assets of the Company. Neither Mr. G. Grinberg nor his spouse had the right to assign the agreement or any of the benefits payable thereunder and none of the benefits were payable to the estates or any of the heirs of Mr. G. Grinberg or his spouse. By its terms, the Prior Agreement was to automatically terminate in the event of the termination of Mr. G. Grinberg's employment with the Company for any reason other than his death or disability (defined as the inability of Mr. G. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors).

On December 23, 2008 the Company and Mr. G. Grinberg entered into a Transition and Retirement Agreement (“Retirement Agreement”) pursuant to which Mr. G. Grinberg would have continued to perform his duties as Chairman of the Board at his current annual salary of $650,000 through the close of business on January 31, 2009. As a result of entering into the Retirement Agreement, the Prior Agreement was terminated. Mr. G. Grinberg passed away on January 4, 2009.

Under the Retirement Agreement, the Company is obligated to pay to Mr. G. Grinberg’s surviving spouse $600,000 for the year ending January 31, 2010 and an annual payment of $500,000 thereafter in equal monthly installments for her lifetime.

Change in Control

In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control” including:

•	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court;
•	sale of substantially all of the Company’s business or assets;
•

a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on January 1, 2008 (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

•

a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board after the transaction were Board members immediately before the transaction; and

•	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.

Under the Company’s LTIP, which was adopted by the Compensation Committee under the Stock Plan and is discussed on page 17 under “Fiscal 2009 Executive Compensation Components – Long-Term Equity Incentive Compensation” and on page 22 following the Grants of Plan-Based Awards Table, performance-based Share Units do not become immediately vested upon a change in control but, instead, convert one for one into time-vesting phantom stock units (without pro-ration) which vest at the end of the applicable Award Period. Upon vesting, one share of Common Stock is distributed for each phantom stock unit not previously forfeited.

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2009.

Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($) (1)	Early Vesting of Stock Awards ($) (2)
Efraim Grinberg	131,871	-	-
Sallie DeMarsilis	14,741	-	92,160
Eugene Karpovich	25,252	-	-
Gedalio Grinberg	-	-	-
Richard Coté	64,426	205,800	-
Timothy Michno	15,990	-	-

(1)

The value of early vesting of stock options was determined as the amount by which $7.68/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2009) exceeded the exercise price of such options.

(2)	The value of early vesting of stock awards was determined based on a value of $7.68/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2009).

Death or Disability; Retirement

If any of the named executive officers other than Mr. G. Grinberg (who was not a participant in the Stock Plan) had died, become permanently disabled or retired on January 31, 2009, their unvested stock options and stock awards granted under that plan would have immediately vested on that date. Under the Stock Plan, retirement triggers immediate vesting when an employee reaches the age of 65 or upon reaching the age of 55, provided, in that case, the employee has been employed continuously by the Company for at least 10 years and the Compensation Committee approves. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the Stock Plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting are shown in the table above under the columns “Early Vesting of Stock Options” and “Early Vesting of Stock Awards”.

Under the LTIP, in the event of a participant’s death, permanent disability or retirement during any Award Period, his or her award is only determined at the end of that Award Period based on actual performance and will be prorated based on the time employed during the Award Period. After the prorated award is determined, it will be paid out within 75 days after the end of the Award Period. The definition of retirement under the LTIP is the same as the definition under the Stock Plan.

DIRECTOR COMPENSATION

No executive officer of the Company receives any additional compensation for serving on the Board of Directors. Prior to May 1, 2008, we paid each director who was not an employee of the Company an annual retainer of $30,000, and we paid the Chair of the Audit Committee an annual fee of $10,000, and each of the Chairs of the Compensation and the Nominating/Corporate Governance Committees an annual fee of $5,000 for service in those capacities. In addition, prior to May 1, 2008, each committee member was also paid $1,500 for each committee meeting attended, and we reimbursed reasonable out-of-pocket expenses incurred by the independent directors in connection with attending meetings and performing other Board-related services for the Company in accordance with the same policies applicable to our employees generally. Prior to May 1, 2008 independent directors also were granted stock options periodically (eight times in the prior 10 years) and, from May 2006 to May 2008, time vesting stock awards annually.

At its meeting on March 25, 2008, upon the advice of FW Cook, the Compensation Committee of the Board of Directors unanimously approved a recommendation to modify the compensation paid to the independent directors. The modifications, which were unanimously adopted and approved by the Board on March 25, 2008, eliminated the $1,500 fee paid per meeting attended, increased the annual fee paid to the chair of the Compensation Committee from $5,000 to $6,500 and established the total annual retainer at a value of $100,000 comprised of a $50,000 cash component and a $50,000 equity component in the form of a stock award, vesting in one year. The changes took effect on May 1, 2008.

The following chart shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2009:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards (2) ($) (d)	Total ($) (h)
Margaret Hayes Adame	49,500	43,778	6,374	99,652
Alan H. Howard	57,125	43,778	6,374	107,277
Richard Isserman	54,833	43,778	6,374	104,985
Nathan Leventhal	50,000	43,778	6,374	100,152
Donald Oresman	52,667	43,778	6,374	102,819
Leonard L. Silverstein	49,500	43,778	6,374	99,652

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended January 31, 2009 in accordance with the provisions of FAS 123(R). Each non-employee director was granted one stock award in fiscal 2009 for 2,275 shares of the Company’s Common Stock, the grant date fair value of which, computed in accordance with FAS 123(R), disregarding the effect of forfeitures, is $37,606. At January 31, 2009 each non-employee director held no other stock awards except this one, unvested stock award.

(2)

Amounts shown do not reflect compensation actually received by the director. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended January 31, 2009 in accordance with the provisions of FAS 123(R) for grants made in fiscal years 2006 and 2008. A discussion of the relevant assumptions made in the valuations may be found in Notes 1 and 12 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009. At January 31, 2009, the non-employee directors held unexercised options to purchase Company Common Stock, whether or not vested, in the following amounts:  Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein: 16,500 shares each; and Messrs. Isserman and Leventhal: 4,500 shares each.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock and the brother of Efraim Grinberg, is the President of the Company’s Concord brand in the United States and earned $272,410 in salary in fiscal 2009. In addition, as a participant in the Company’s LTIP, Mr. Alex Grinberg received an award of 1,800 Performance Share Units last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.

Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company’s Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Company Stores and earned $364,000 in salary in fiscal 2009. In addition, as a participant in the Company’s LTIP, Mr. Phalen received an award of 5,500 Performance Share Units last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.

In fiscal 1996, the Company entered into an agreement with a trust which, at that time, owned an insurance policy issued on the lives of Mr. G. Grinberg and his spouse. The insurance policy provides for a death benefit of $27 million. The trustees of the trust are the three children of Mr. G. Grinberg and his spouse, namely, Efraim Grinberg, Alexander Grinberg and Miriam Phalen. Under the agreement, the trust assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest-free loans made by the Company to the trust in amounts equal to the premiums on the insurance policy (approximately $740,000 per annum). The agreement required the trust to repay the loans from the death benefit proceeds of the policy. At January 31, 2003, the Company had loaned the trust $5,186,860 under this agreement. On April 4, 2003, the agreement was amended and restated to transfer the policy (which at that time had a cash surrender value of $4,595,591) from the trust to the Company in partial repayment of the then outstanding loan balance which, as of that date, was reduced to $591,269. If the policy is terminated prior to the death of the insureds, the trust must repay the Company the amount of the accumulated premiums which the Company would also recover from the death benefit in the event it is paid.

The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the Nominating/Corporate Governance Committee. Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, could reasonably appear to present a conflict of interest.

See “THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE - Compensation Committee Interlocks and Insider Participation” for information regarding certain business relationships between the Company and Mr. Silverstein’s law firm.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2009, prior to the proposed amendment to the Stock Plan described below.

Plan category	Number of Securities to be Issued Upon Exercise Of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	3,112,694	(2)	$ 15.27 (3)	1,534,116	(4)
Equity compensation plans not approved by security holders (5)	59,032		Not applicable	0	(5)
Total	3,171,726		$ 15.27	1,534,116

____________________

(1)	Includes the Stock Plan and the DCP.
(2)

Includes 3,014,020 shares of Common Stock issuable upon the exercise of options and the vesting of stock awards outstanding under the Stock Plan and 98,674 phantom stock units issuable as 98,674 shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.

(4)

Number of shares available for issuance under the Stock Plan as options and as other share based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

(5)

Includes the Stock Bonus Plan described in Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009. The Company has determined not to make any further grants under this plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing and shall not otherwise be deemed filed under such acts.

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, the evaluation by PricewaterhouseCoopers LLP of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2009. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed under standards of the Public Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526 (Communication with Audit Committee Concerning Independence) of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for filing with the SEC.

The Committee and the Board also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2009.

Members of the Audit Committee:

Richard Isserman (chairman)

Alan H. Howard

Donald Oresman

FISCAL 2009 AND 2008 AUDIT FIRM FEE SUMMARY

The following table presents the aggregate fees billed for professional services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2008 and 2009.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2008	1,384,677	17,000	19,450	1,605	1,422,732
2009	1,572,958	240,000	-	1,605	1,814,563

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC.

Audit related fees include fees for assurance and related services that are traditionally performed by the Company’s auditors. The services include consultation in connection with financial and accounting standards and the performance of certain procedures in connection with the implementation of the Company’s new information technology system.

Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. The services include tax compliance, tax advice and tax planning services.

All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.

The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 -	RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company's independent accountants for the year ending January 31, 2010, subject to ratification of such appointment by the Company’s shareholders. PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board recommends that the shareholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 3 –	PROPOSAL TO FURTHER AMEND AND TO RE-APPROVE THE PERFORMANCE- BASED PROVISIONS OF THE 1996 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF APRIL 8, 2004

General. At the Annual Meeting shareholders will be asked to consider and, if deemed advisable, to approve a proposal to further amend the Stock Plan. See “Fiscal 2009 Executive Compensation Components – Long-Term Equity Incentive Compensation – Stock Incentive Plan” on page 16. The amendment to the Stock Plan (the “Plan Amendment”), which was approved by the Board at a meeting held on April 7, 2009 (the “Effective Date”), is attached hereto as Annex A. The Plan Amendment would increase the number of shares available for the granting of awards under the Stock Plan from 9,000,000 to 11,000,000.

To be approved, the proposed Plan Amendment requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal. If not approved by the Company’s shareholders, the proposed Plan Amendment will not become effective and the Plan will continue as it currently exists. Neither the effectiveness of the proposed Plan Amendment nor the failure to approve it will have any effect on awards outstanding under the Stock Plan at the time of the Annual Meeting.

Section 162(m) of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 162(m)”), generally do not allow a publicly held company to obtain tax deductions for compensation of more than $1.0 million paid in any year to its chief executive officer, or any of its other three most highly compensated executive officers (other than its chief financial officer) (the “Section 162(m) executive officers”), unless these payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires the Company to obtain shareholder approval of each performance criterion that a committee of outside directors may use in granting an award under the Stock Plan that is intended to satisfy the requirements of Section 162(m). In addition, if a committee of the Board of Directors (the “Committee”) has the authority to change the targets under a performance goal after shareholder approval of the goal, the material terms of the performance goals must be disclosed and reapproved by stockholders no later than five years after the shareholder approval was first received. The Committee, which administers the Stock Plan, has the authority to change the targets with respect to awards granted under the Stock Plan.

If this proposal is re-approved, and if the applicable performance goals are satisfied, this proposal would enable the Company to issue awards under the Stock Plan to its Section 162(m) executive officers and to obtain tax deductions with respect to these awards, without regard to the limitations of Section 162(m). If this proposal is not re-approved by shareholders, compensation attributable to grants of awards under the Stock Plan to our Section 162(m) executive officers may not be tax deductible by us. Therefore, the Board of

Directors recommends that the shareholders re-approve in their entirety the material terms of the performance goals applicable to awards granted under the Stock Plan that are intended to satisfy the requirements of Section 162(m) as described below (the “Performance Goals”). The Committee reserves the right to issue awards under the Stock Plan to our Section 162(m) executive officers that are not tax deductible under Section 162(m).

The following summary of the Stock Plan, as amended by the Plan Amendment, is qualified in its entirety by the specific language of the Stock Plan.

Purpose. The purpose of the Stock Plan is to provide a means through which the Company and its affiliates may attract capable persons to enter and remain in the employ of the Company and affiliates and to provide a means whereby employees, directors and consultants of the Company and its affiliates can acquire and maintain Common Stock ownership, thereby strengthening their commitment to the welfare of the Company and its affiliates and promoting an identity of interest between shareholders and these employees.

Administration. The Stock Plan is administered by the Committee. It is intended, but not required, that the directors who are appointed to serve on the Committee be "Non-Employee Directors" (within the meaning of Rule 16b-3 under the Exchange Act) and "Outside Directors" (within the meaning of Section 162(m)), to the extent Rule 16b-3 and Section 162(m) are applicable. However, the fact that a Committee member shall fail to qualify under the foregoing requirements shall not invalidate any award which is otherwise validly made under the Stock Plan. The members of the Committee may be changed at any time and from time to time in the discretion of the Board of Directors of the Company. Subject to the terms of the Stock Plan, the Committee has the authority to grant awards, to determine the number of shares for which each award shall be granted and to determine any terms and conditions pertaining to the exercise or to the vesting of each award; provided, however, that the Committee may, in its sole discretion accelerate the vesting of any award granted under the Stock Plan. The Committee has full power to construe and interpret the Stock Plan and any award agreement executed pursuant to the Stock Plan and to establish, amend, suspend or waive any rules for the proper administration of the Stock Plan. The determination of the Committee on all matters relating to the Stock Plan or any award agreement shall be conclusive.

Eligibility. Any officer, employee or director of, and certain types of consultants to, the Company or any of its subsidiaries or affiliates are eligible to be designated a participant under the Stock Plan. The Committee has the sole and complete authority to determine the participants to whom awards shall be granted under the Stock Plan. As of April 20, 2009, approximately five executive officers, 1,570 employees, six independent directors and four consultants were eligible to participate in the Stock Plan.

Types of Awards. Under the Stock Plan, the Committee may grant awards of nonqualified stock options ("NSOs"), incentive stock options ("ISOs"), stock appreciation rights ("SARs"), performance share units, restricted stock awards, phantom stock units, stock bonus awards, or any combination of the foregoing.

Number of Shares Authorized.  A maximum of 9,000,000 aggregate shares are available for granting awards under the Stock Plan, provided, that if shareholder approval of the proposed increase in authorized shares is obtained, then 11,000,000 aggregate shares will be authorized for issuance under the Stock Plan. In no event may the aggregate number of shares with respect to which options and SARs are granted under the Stock Plan to any individual exceed 2,400,000 in any one calendar year. The number of shares with respect to performance share units, restricted stock, phantom share units and stock bonuses that may be granted to any individual under the Stock Plan also is limited to 2,400,000 shares in any one calendar year. As described more fully in the Stock Plan, if an award expires or terminates for any reason prior to the holder of such award receiving any economic benefit there from, the number of shares previously subject to but not delivered under such award shall be available to be awarded thereafter. Through April 20, 2009, total awards (including options exercised, exercisable, and unexercisable) representing 7,465,884 shares have been granted under the Stock Plan, net of forfeitures, leaving 1,534,116 for future grants without any increase in the number of authorized shares available for issuance under the Stock Plan. If the proposed Plan Amendment is approved, there will be 3,534,116 shares available for issuance under the Stock Plan. As of April 20, 2009, the closing price of one share was $7.60.

In the event of certain corporate transactions or events (as described in the Stock Plan), such as a stock split, the Committee shall make an equitable adjustment or substitution with respect to awards granted under the Stock Plan, the maximum number of shares subject to all awards under the Stock Plan and the maximum number of shares that may be granted to any one participant under the Stock Plan, as to the number, price or kind of share or other consideration subject to outstanding awards. In addition, upon the occurrence of certain corporate events or transactions (as described in the Stock Plan), such as a merger, consolidation, or reorganization, the Committee may, in its discretion and upon at least 10 days prior notice to the participants, cancel all outstanding awards and pay the holders thereof the value of such awards in a form and an amount equal to what other shareholders received or will receive in connection with such event. In the event of a “change in control” (as defined in the Stock Plan) of the Company, all options and SARs shall become immediately exercisable prior to such change in control and the restricted period with respect to phantom stock units or shares of restricted stock shall immediately expire to the extent that participants can participate in the change in control transaction with respect to shares that are subject to outstanding awards. The Committee has the discretion, in the event of a change in control and upon at least 10 days prior notice to the participants, to cancel all outstanding awards and pay the holders thereof the value of such awards in a form and an amount equal to what other shareholders received or will receive in connection with such change in control.

Options. An option granted under the Stock Plan provides a participant with the right to purchase, within a specified period of time, a stated number of shares at the price specified in the award agreement. Options granted under the Stock Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the Stock Plan, as may be determined by the Committee and specified in the applicable award agreement or thereafter. The maximum term of an option granted under the Stock Plan shall be 10 years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder).

The price per share of Common Stock paid by the participant shall be determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of one share on the date the option is granted (or no less than 110% of such fair market value in the case of an ISO granted to an employee who is a 10% shareholder). Payment in respect of the exercise of an option may be made (i) in cash and/or shares of Common Stock valued at fair market value at the time the option is exercised, provided that such shares are “mature” shares for accounting purposes, (ii) in the discretion of the Committee, either (A) in other property having a fair market value on the date of exercise equal to the option price or (B) by delivery to the Committee a copy of irrevocable instructions to a broker to deliver the proceeds of a loan or proceeds from the sale of shares subject to the option, sufficient to pay the exercise price, (iii) to the extent provided in the applicable award agreement, by delivery of, or attestation as to ownership of, shares of the Company’s Class A Common Stock convertible into an equivalent number of shares of Common Stock with a fair market value equal to the option price, or (iv) by such other method as the Committee may determine. The Committee may also establish rules permitting the deferral of the delivery of shares upon the exercise of options for tax planning purposes.

The Committee may provide, in connection with the grant of NSOs, for the grant to any participant of reload options upon the exercise of such NSOs, including reload options, through the delivery of shares of Common Stock or shares of Class A Common Stock of the Company; provided, however, that the reload options (i) may only be granted with respect to the same number of shares of Common Stock or Class A Common Stock as were surrendered to exercise the NSOs and the number of shares withheld for tax purposes, (ii) have an exercise price per share not less than the greater of (A) five dollars more than the exercise price of the NSOs (the exercise of which resulted in the reload option grant) or (B) 110% of the fair market value of a share of Common Stock on the date of exercise of the NSOs (which resulted in the reload option grant), (iii) are not exercisable until six months after the exercise of the NSOs (which resulted in the reload option grant) (iv) are not exercisable after the expiration of the term of the NSOs (the exercise of which resulted in the reload option grant), and (v) otherwise are subject to the same terms and conditions of the NSOs (which resulted in the reload option grant).

SARs. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of the foregoing, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Stock Plan may include SARs, either on the date of grant or, except in the case of an ISO, by subsequent amendment. The Committee may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding option. If SARs are granted independent of an option, the SARs shall become exercisable, transferable and expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the Committee and reflected in the award agreement.

Performance Share Awards. The Committee is authorized to establish a performance share program to be effective over a designated period of time (an "award period") to be determined by the Committee in its discretion. At the beginning of each award period the Committee shall establish performance goals for the award period. The Committee shall also determine the participants who shall be eligible to receive an award of performance shares and the number of performance shares each participant is eligible to receive. At the completion of the award period, or at other times as specified by the Committee, the Committee shall determine the number of shares earned with respect to each participant's performance share award by multiplying the number of performance shares granted to the  participant by the performance factor representing the degree of attainment of the performance goals. Performance share awards shall be payable in the form of shares, provided that the Committee may, in its discretion, provide for payment in the form of cash. During an award period, the Committee may equitably adjust the performance goals to reflect extraordinary or non-recurring corporate events, or any significant changes in the accounting rules, tax laws or other laws or regulations that affect the calculation of the performance goals. With respect to an award of performance shares that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals shall be implemented by the Committee in a manner designed to preserve the treatment of such awards as "performance-based compensation" for purposes of Section 162(m) of the Code.

Restricted Stock. An award of restricted stock is a grant of shares at price determined by the Committee, which may be zero. The grant or the vesting of an award of restricted stock may be conditioned upon service to the Company or its affiliates or the attainment of performance goals or other factors, as determined in the discretion of the Committee. The Committee may, in its discretion, provide for the lapse of restrictions imposed upon an award of restricted stock. Holders of an award of restricted stock will have, with respect to the restricted stock granted, all of the rights of a shareholder of the Company, including the right to vote and to receive dividends; provided that, at the discretion of the Committee, dividends may either be paid currently to the participant or withheld by the Company for the participant's account and paid, along with interest at a rate determined by the Committee, upon the vesting the restricted stock to which the dividends relate. With respect to an award of restricted stock which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals shall be implemented by the Committee in a manner designed to preserve the treatment of such award as "performance-based compensation" for purposes of Section 162(m) of the Code.

Phantom Stock Units. The Committee is authorized to award phantom stock units to participants. The Committee shall establish the terms, conditions and restrictions applicable to each award of phantom stock units, including the time or times at which phantom stock units shall be granted or vested and number of units to be covered by each award. The terms and conditions of each phantom stock award shall be reflected in a phantom stock unit agreement. Each phantom stock unit (representing one share) awarded to a participant may be credited with an amount equal to the cash dividends paid by the Company in respect of one share ("dividend equivalents"). At the discretion of the Committee, dividend equivalents may either be paid currently to the participant or withheld by the Company for the participant's account and interest shall be credited on the amount of cash dividend equivalents withheld at a rate determined by the Committee. Upon expiration of the vesting period with respect to any phantom stock units covered by a phantom stock award the Company shall deliver to the participant or his beneficiary one share for each phantom stock unit with respect to which the vesting period has expired and cash equal to the dividend equivalents credited to such phantom stock unit and any interest accrued thereon; provided, however, if the phantom stock unit award agreement so provides, the Committee may, in its discretion, elect to settle an award in the form of cash, shares or any combination of the foregoing. With respect to an award of phantom stock units which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals shall be implemented by the Committee in a manner designed to preserve the treatment such of award as "performance-based compensation" for purposes of Section 162(m) of the Code.

Stock Bonus Awards. The Committee may, in its discretion, grant an award of unrestricted shares, or other awards denominated in stock, either alone or in tandem with other awards, under such terms and conditions as the Committee in its sole discretion may decide. A stock bonus award shall be granted as, or in payment of, a bonus, or to provide special incentives or recognize special achievements or contributions. With respect to a stock bonus award which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals shall be implemented by the Committee in a manner designed to preserve the treatment such of award as "performance-based compensation" for purposes of Section 162(m) of the Code.

Performance Criteria. The Committee may, in its discretion, condition the vesting of any award granted under the Stock Plan on the satisfaction of certain performance goals. To the extent an award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the performance goals shall be established by the Committee with reference to one or more of the following, either on a Company-wide basis or, as relevant, in respect of one or more affiliates, divisions or operations of the Company: (i) earnings (gross, net or per share), (ii) stock price, (iii) market share, (iv) gross or net profit margin, (v) return on equity, (vi) sales or (vii) costs or expenses.

Transferability. Subject to the following paragraph, each award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative, and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of the Stock Plan.

Notwithstanding the foregoing, the Committee may, in its discretion, provide that awards granted under the Stock Plan may be transferred by a participant without consideration to certain Permitted Transferees (as defined in the Stock Plan), pursuant to the terms of the Stock Plan and subject to such rules as the Committee may adopt to preserve the purposes of the Stock Plan.

Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Stock Plan or any portion thereof at any time; provided, that no such action may be taken without shareholder approval if such approval is necessary to comply with any regulatory requirement and provided, further, that no such action that would impair any rights under any previous award shall be effective without the consent of the person to whom such award was made. In addition, the Committee is authorized to amend the terms of any award granted under the Stock Plan, provided that the amendment would not impair the rights of any participant without his consent, and further provided that, without shareholder approval, (i) no such amendment may reduce the exercise price of an option, (ii) the Committee may not cancel an existing option and replace it with a new option (with a lower exercise price) in a manner which would result in such option being considered "repriced" for purposes of the Company's proxy statement, or result in any option being accounted for under the variable method of accounting, and (iii) the Committee may take no other action which is considered a repricing for purposes of the shareholder approval rules of any applicable stock exchange. The Stock Plan expires on the day prior to the tenth anniversary of the Effective Date (April 7, 2014).

Federal Income Tax Consequences.

The following summary of the federal income tax consequences of the grant and exercise of awards under the Stock Plan and the disposition of shares purchased pursuant to the exercise of such awards is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. For these reasons, Participants are urged to consult their own tax advisors with respect to the consequences of their participation in the Stock Plan.

Options. No income will be realized by a participant upon grant of a NSO. Upon the exercise of a NSO, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying shares over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. The Participant's tax basis in the underlying shares acquired through the exercise of a NSO will equal the exercise price plus the amount taxable as compensation to the participant. Upon the sale of the shares received by the participant upon exercise of the NSO, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The Participant's holding period for shares acquired pursuant to the exercise of a NSO will begin on the date of exercise of such option.

Pursuant to currently applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to Section 83(b) of the Code to be taxed on the date of exercise. Under current rules promulgated under Section 16(b) of the Exchange Act, the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's board of directors (or a committee composed solely of two or more Non-Employee Directors) or (ii) approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (i) or (ii) above will be the date of exercise.

The Code requires that, for ISO treatment, shares acquired through the exercise of an ISO cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. ISO holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the spread at exercise will be an "item of tax preference" which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the participant does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an ISO. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of such shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of initial exercise or the amount realized on the subsequent disposition of the shares, and such amount will generally be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualifying ISO becomes first exercisable in any one year for shares having a value in excess of $100,000 (grant date value), the portion of the option in respect of such excess shares will be treated as a NSO for federal income tax purposes.

The payment by a participant of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the participant upon the surrender of the previously acquired shares to the Company, and the shares received by the participant, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. The value of the shares received by the participant in excess of the number of shares surrendered to the Company will be taxable to the participant. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is realized, and will have a holding period that begins on the date ordinary income is realized.

SARs. No income will be realized by a participant upon the grant of a SAR. Upon the exercise of a SAR a participant who receives a cash payment will have taxable compensation equal to the full amount of such payment. If the participant receives shares upon the exercise of a SAR, the participant will have ordinary taxable income equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares. In either case, the amount of taxable compensation to the participant will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. If the participant receives shares upon the exercise of a SAR, the participant's tax basis in the shares will be equal to the amount taxable as compensation to the participant. Upon the sale of the shares acquired through the exercise of a SAR, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The participant's holding period for shares acquired pursuant to the exercise of a SAR will begin on the date of exercise of such SAR.

Performance Share Units. A participant will not be subject to tax upon the grant of a performance share unit award. Upon the delivery of shares pursuant to the settlement of a performance share unit award, the participant will have taxable compensation equal to the excess of the fair market value of the shares on the date of delivery over the amount the participant paid for such shares. (Special rules apply to the receipt and disposition of shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) The participant will have a tax basis in the shares equal the amount the participant paid for such shares plus the amount taxable as compensation to the participant. Upon the sale of the shares, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The participant's holding period for shares acquired pursuant to the settlement of a performance share unit award will begin on the date the participant receives the shares. If the participant receives a cash payment in settlement of his performance share unit award, the full amount of such cash payment will taxable compensation to him. In either case, the amount of taxable compensation to the participant will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the excess of the fair market value of the shares on that date over the amount the participant paid for such shares, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) The participant will have a tax basis in the shares equal to the amount the participant paid for such shares plus the amount taxable as compensation to the participant.

Upon the sale of the shares, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The amount of taxable compensation to the participant will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections.

Phantom Stock Units. A participant will not be subject to tax upon the grant of a phantom stock unit award. On the date the participant receives shares pursuant to a phantom stock unit award, the participant will have taxable compensation equal to the excess of the fair market value of the shares on that date over the amount the participant paid for such shares. (Special rules apply to the receipt and disposition of shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) The participant will have a tax basis in the shares equal the amount the participant paid for such shares plus the amount taxable as compensation to the participant. Upon the sale of the shares, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The amount of taxable compensation to the participant will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections.

Stock Bonus Awards. A participant who is granted a stock bonus award of shares which are transferable or are not subject to a substantial risk of forfeiture will recognize ordinary taxable income equal to the excess of the fair market value of the shares on the date of grant over the amount the participant paid for such shares. The participant will have a tax basis in the shares equal to the amount the participant paid for such shares plus the amount taxable as compensation to the participant. Upon the sale of the shares, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The amount of taxable compensation to the participant will be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation paid in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. One of those exceptions is for “performance-based compensation,” as described in the Code and the related Treasury Regulations. Stock options and SARs will generally qualify under the "performance-based compensation" exception if they are granted under a plan that states the maximum number of shares with respect to which options and SARs may be granted to any employee during a specified period, the exercise or strike price is not less than the fair market value of the common stock at the time of grant, and the plan under which the options or SARs are granted is approved by shareholders and is administered by a committee comprised of two or more outside directors. The Stock Plan is intended to satisfy these requirements with respect to grants of options or SARs to covered employees.

With respect to awards of performance share units, restricted stock, phantom stock units, and stock bonus awards, in order to satisfy the "performance-based compensation" exception to the deduction limitation of Section 162(m) of the Code, the vesting of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors. The award must also be granted pursuant to a shareholder approved plan containing the performance criteria pursuant to which the performance goals may be established and a specified limit on the number of shares a participant may receive within a certain time period or periods. The Stock Plan is designed to permit awards of performance share units, restricted stock, phantom stock units and stock bonus awards to qualify under the "performance-based compensation" exception to Section 162(m) of the Code.

New Plan Benefits. Because awards to be granted in the future under the Stock Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the Stock Plan by the Company's directors, officers, employees or service providers, except that, assuming there is no change in the amount or composition of director compensation, each independent director will receive a time-vesting stock award in fiscal 2010 valued at $50,000. See “Director Compensation” above for a description of the annual compensation paid to the independent directors.

NEW PLAN BENEFITS TABLE

Movado Group, Inc. Stock Incentive Plan

Name and Position	Dollar Value ($)	Number of Units
Margaret Hayes Adame	50,000	See footnote (1)
Alan H. Howard	50,000	See footnote (1)
Richard Isserman	50,000	See footnote (1)
Nathan Leventhal	50,000	See footnote (1)
Donald Oresman	50,000	See footnote (1)
Leonard L. Silverstein	50,000	See footnote (1)
All current executive officers as a group	-	-
Non-executive director group	300,000	See footnote (1)
Non-executive officer employee group	-	-

(1)

The value of the total annual retainer paid to the independent directors, exclusive of the fees payable to the committee chairpersons, is $100,000 consisting of a $50,000 cash component and a time-vesting stock award under the Stock Incentive Plan. The number of shares subject to the stock award is determined by dividing $50,000 by the closing price of a share of the Company’s Common Stock on the grant date.

The Board recommends that shareholders vote FOR the adoption of the Proposed Plan Amendments and for re-approval of the Performance Goals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes of ownership with the SEC. As a practical matter, the Company assists its directors, officers and certain 10% Stockholders by completing and filing Section 16 reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities except that one Form 4 (“Statement of Changes in Beneficial Ownership”) which should have been filed by each of Nathan Leventhal and Margaret Hayes Adame on or before May 2, 2008 reporting shares automatically withheld by the Company to satisfy a tax withholding obligation upon the vesting on April 30, 2008 of a stock award granted a year earlier to each of them was inadvertently filed late on May 1, 2009.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, as filed with the SEC. Requests should be directed to Timothy F. Michno, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

May 5, 2009

ANNEX “A”

AMENDMENT NUMBER 2

TO MOVADO GROUP, INC.

1996 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

AS OF APRIL 8, 2004

(THE “STOCK INCENTIVE PLAN”)

The Board of Directors of Movado Group, Inc,, a New York corporation (the "Company") hereby adopts this Amendment Number 2 to the Company's Stock Incentive Plan, effective upon approval by the holders of a majority in voting power of the outstanding shares of common stock and class A common stock of the Company present in person or represented by proxy and entitled to vote at the next annual meeting of shareholders, currently scheduled to be held June 18, 2009.

Section 5(a) of the Stock Incentive Plan is hereby amended to read in its entirety as follows:

"Subject to Section 13, the aggregate number of shares of Stock in respect of which Awards may be made under the Plan is 11,000,000 shares;".

Upon the effectiveness of the foregoing amendment to the Stock Incentive Plan, all references to the Stock Incentive Plan shall be deemed to mean the Stock Incentive Plan as amended hereby.

MOVADO GROUP INC.

650 FROM ROAD
PARAMUS, NJ 07652

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to help us reduce our costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors — ☐ For All ☐ Withhold All ☐ For All Except

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Margaret Hayes Adame 02 Richard Coté 03 Efraim Grinberg 04 Alan H. Howard 05 Richard Isserman
06 Nathan Leventhal 07 Donald Oresman 08 Leonard L. Silverstein

The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain
2	Proposal to ratify and approve the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending January 31, 2010	☐	☐	☐
3	Proposal to amend and reapprove the Company's Amended and Restated Stock Incentive Plan.	☐	☐	☐

02 0000000000

Please indicate if you plan to attend this meeting — ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000025936_1 R2.09.03.17

.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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MOVADO GROUP, INC. THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS - June 18, 2009

The shareholder(s) hereby appoint(s) Timothy F. Michno and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 10:00 AM, Eastern Time on June 18, 2009, at the Company's Offices located at 650 From Road, Suite 375, Paramus, NJ 07652-3556, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side